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                                                                    EXHIBIT 5.1

                               October 29, 1998
XTRA Corporation
60 State St., 11th Fl.
Boston, MA 02109

Ladies and Gentlemen:

  This opinion is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the proposed merger (the "Merger") of Wheels MergerCo LLC, a newly organized Delaware limited company ("MergerCo"), with and into XTRA Corporation (the "Company"), pursuant to which (i) the outstanding shares of MergerCo will be converted into an aggregate of 4,500,000 shares of Company Common Stock, $.50 par value ("Company Common Stock"), and (ii) the existing holders of Company Common Stock will be entitled to retain 500,000 shares of Company Common Stock (the "Retained Shares").

  We have acted as counsel for the Company in connection with the Merger. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

  Based upon the foregoing, we are of the opinion that the Retained Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

  We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related joint proxy statement/prospectus under the caption "Legal Matters".

                                          Very truly yours,

                                          /s/ Ropes & Gray
                                          -------------------------------------
                                            Ropes & Gray